Exhibit 99.1

For Immediate Release	Media Contact: Sonya Headen
November 28, 2005	(702) 367-5222

Analyst Contact: Britta Carlson (702) 367-5624
Donald D. Snyder Elected to Sierra Pacific Resources
Board of Directors
Sierra Pacific Resources (NYSE: SRP) today announced that Donald D. Snyder, former president and board member of Boyd Gaming Corporation and a long-time leader in the State of Nevada business community, has been elected to its board of directors, effective immediately.
Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “Don Snyder brings a wealth of management and financial expertise in key industries within our State and currently is active on numerous boards and community endeavors important to our company’s customer base. These activities, coupled with his diversified and distinguished career history in Nevada, demonstrate that he understands our areas of operation — both past and present — and will be very helpful as our company moves forward.”
Snyder, 58, retired from Boyd Gaming in March, 2005, having served as the casino company’s president since January 1997. His prior business experience included 22 years with First Interstate Bank, including four years as chairman of the board and CEO of First Interstate Bank Nevada which was then the state’s largest full service bank. Immediately prior to joining Boyd, he was president and chief executive officer of the Fremont Street Experience in downtown Las Vegas and remains chairman of that organization’s governing board.
Among his many business, charitable and civic activities, Snyder presently is chairman of the Las Vegas Performing Arts Center Foundation and serves on the boards of the Nevada Development Authority (past chairman), UNLV Foundation (past chairman), and Nathan Adelson Hospice (past chairman). His other board service in recent years has included the Las Vegas Convention and Visitors Authority, Nevada Resort Association and United Way of Southern Nevada (past chairman).
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He has founded or co-founded several new businesses, including BankWest of Nevada. He also was a board member for several gaming and non-gaming companies, including current service on the boards of BankWest and its parent, Western Alliance Bancorporation, Cash Systems, Inc. and Switch Business Solutions L.L.C.
A cum laude graduate of the University of Wyoming with a Bachelor of Science degree in Business Administration, Snyder also completed the Graduate School of Credit and Financial Management program at Stanford University. In 2002, he received an Honorary Doctor of Laws degree from University of Nevada, Las Vegas. He and his wife, Dee, have been married 34 years and have three children.
ABOUT SIERRA PACIFIC RESOURCES
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 % interest in an interstate natural gas transmission partnership.
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